Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Zynex, Inc.’s Registration Statement on Form S-3 of our report dated February 26, 2019, relating to the December 31, 2018 consolidated financial statements, which appears in Zynex, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ Plante & Moran PLLC

March 7, 2019

Denver, CO